UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2005

Gensym Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2796	04-2932756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Second Avenue Burlington, MA	01803-4411
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 265-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 19, 2005, the Compensation Committee of the Board of Directors of Gensym Corporation recommended, and on April 20, 2005 the independent directors of the Board of Directors approved, a 2005 Executive Bonus Plan for Kim Mayyasi, Gensym’s President and Chief Executive Officer, and annual base salaries and 2005 Executive Bonus Plans for Lowell B. Hawkinson, Gensym’s Executive Chairman of the Board and Chief Technology Officer, Stephen D. Allison, Gensym’s Vice President of Finance and Chief Financial Officer, Philippe Printz, Gensym’s Vice President of Engineering, and Carl D. Schultz, Gensym’s Vice President of Operations.

The base salaries for each of the executives and the target bonus provided in the 2005 Executive Bonus Plans are set forth in the following table.

Name	2005 Base Salary	2005 Target Bonus
Kim Mayyasi	$275,000	$137,000
Lowell B. Hawkinson	$180,000	$125,000
Stephen D. Allison	$180,000	$63,000
Philippe Printz	$140,000	$42,000
Carl D. Schultz	$130,000	$19,500

The target bonus payments under the 2005 Executive Bonus Plans are based on the achievement of specific revenue and net income objectives by Gensym in accordance with the operating plan approved by the Board of Directors and of personal and departmental objectives by the executive. Mr. Mayyasi’s target bonus is based 20% on the achievement by Gensym of revenue objectives for the first half of 2005, 30% on the achievement by Gensym of revenue objectives for full-year 2005 and 50% on the achievement of specific personal and operational objectives. Mr. Hawkinson’s target bonus is based 60% on the achievement of by Gensym of specified objectives relating to Gensym’s LifeVisor™ product and 40% on the achievement of specific personal and operational objectives. Mr. Allison’s target bonus is based 50% on the achievement by Gensym of revenue objectives for full-year 2005 and 50% on the achievement of specific personal and finance department objectives. Mr. Printz’s target bonus is based 12.5% on the achievement by Gensym of revenue objectives for the first half of 2005, 12.5% on the achievement by Gensym of revenue objectives for full-year 2005 and 75% on the achievement of specific personal and engineering department objectives. Mr. Schultz’s target bonus is based 37.5% on the achievement by Gensym of revenue objectives for the first half of 2005, 37.5% on the achievement by Gensym of revenue objectives for full-year 2005 and 25% on the achievement of specific personal and operational objectives. Additionally, Mr. Schultz is eligible to receive certain commissions, paid quarterly, on specified revenue while he serves as the head of sales for Gensym.

The amount of each executive’s bonus that is based on Gensym’s achievement of revenue and net income objectives is subject to adjustment if Gensym fails to meet or exceeds those objectives. Gensym must achieve at least 80% of the revenue objective for any portion of the target bonus based on the achievement of revenue to be paid, and such portion of target bonus will be adjusted proportionately if the actual revenue is between 80% and 100% of the objective so that 50% will be paid if 80% of the revenue objective is achieved and 100% will be paid if 100% of the revenue objective is met. Additionally, if the revenue objective is exceeded, the portion target bonus based on the achievement of revenue will be adjusted upwards to a maximum of 120% of such portion for the achievement of 120% of the revenue objective.

Each executive must receive 10%, and may elect to receive up to 100%, of his bonus under the 2005 Executive Bonus Plans in shares of Gensym’s common stock in lieu of cash.

On April 19, 2005, the Compensation Committee of the Board of Directors of Gensym also authorized the payment of annual bonus awards for each of Gensym’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K) in respect of the year ended December 31, 2004. The annual bonus awards were made pursuant to 2004 Executive Bonus Plans for each of the executive officers. The bonus payments were based, in part, on Gensym’s overall financial performance and, in part, on the achievement of specific personal and operational objectives by the executive officers. The following table sets forth the bonus payments authorized for such executive officers in respect of their 2004 annual bonus. Each executive must receive 10%, and may elect to receive up to 100%, of his bonus payment in shares of Gensym’s common stock in lieu of cash.

Name	2004 Annual Bonus
Kim Mayyasi	$45,833
Lowell B. Hawkinson	165,465	(1)
Stephen D. Allison	40,140
Philippe Printz	35,041
Carl D. Schultz	19,568

(1)	Includes the bonus payment of $65,000 approved on February 16, 2005 for achievement of objectives relating to Gensym’s chief executive officer succession, as disclosed in Gensym’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENSYM CORPORATION

Date: April 26, 2005	By:	/s/ Stephen D. Allison
	Name:	Stephen D. Allison
	Title:	Vice President, Finance and Chief Financial Officer